As filed with the Securities and Exchange Commission on April 15, 2010
Registration No. 333-163345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact name of registrant as specified in its charter)

New York	13-5651322
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1115 Broadway
New York, New York 10010
(212) 798-4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Office)

Thomas J. Lynch
Chairman of the Board and Chief Executive Officer
Frederick’s of Hollywood Group Inc.
1115 Broadway
New York, New York 10010
(212) 798-4700
(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.
Jeffrey M . Gallant, Esq.
Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	29,339,708	$1.17	$34,327,458.36	$2,447.55
Total				$2,447.55	(3)

(1)
In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the NYSE Amex on April 9, 2010, which was $1.17 per share.

(3)	A filing fee of $1,405.71 has previously been paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither Frederick’s of Hollywood Group Inc. nor the selling securityholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 15, 2010

Frederick’s of Hollywood Group Inc.

29,339,708 Shares of Common Stock

This prospectus relates to the resale of up to 29,339,708 shares of our common stock by the selling shareholders set forth in this prospectus under the heading “Selling Shareholders” beginning on page 8 of this prospectus.

We will not receive any proceeds from the sale of our shares by the selling shareholders; however, we may receive payment in cash upon exercise of warrants held by such selling shareholders.  We will also immediately retire, without the payment of additional consideration, $14.3 million principal amount and accrued interest of the Tranche C debt and $8.8 million of Series A Preferred Stock and accrued dividends that are being exchanged and converted for shares of our common stock as described in this prospectus.

The securities are being registered to permit the selling shareholders to sell the securities from time to time in the public market. The selling shareholders may sell the securities through ordinary brokerage transactions or through any other means described under the heading “Plan of Distribution” beginning on page 10.  We do not know when or in what amount the selling shareholders may offer the securities for sale. The selling shareholders may sell any, all or none of the securities offered by this prospectus.

Our common stock is traded on the NYSE Amex under the symbol “FOH.” The last reported sale price of our common stock on the NYSE Amex on April 9, 2010 was $1.15 per share.

Investing in our common stock involves a high degree of risk.  See the section titled “Risk Factors” beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ ___, 2010.

FREDERICK’S OF HOLLYWOOD GROUP INC.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	7
SELLING SHAREHOLDERS	8
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	11
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	11
WHERE YOU CAN FIND MORE INFORMATION	11

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. In this prospectus, references to “Frederick’s of Hollywood Group Inc.,” “the Company,” “we,” “us,” and “our,” refer to Frederick’s of Hollywood Group Inc., a New York corporation, and its subsidiaries.

PROSPECTUS SUMMARY

Overview

Frederick’s of Hollywood Group Inc. is a New York corporation incorporated on April 10, 1935. On January 28, 2008, we consummated a merger with FOH Holdings, Inc., a privately-held Delaware corporation (“FOH Holdings”). As a result of the transaction, FOH Holdings became our wholly-owned subsidiary. FOH Holdings is the parent company of Frederick’s of Hollywood, Inc. Upon consummation of the merger, we changed our name from Movie Star, Inc. to Frederick’s of Hollywood Group Inc.

As a merged company, we conduct our business through two operating divisions that represent two distinct business reporting segments:  the multi-channel retail division and the wholesale division.  We believe this method of segment reporting reflects both the way our business segments are managed and the way each segment’s performance is evaluated.  The retail segment includes our retail stores, catalog and website operations.  The wholesale segment includes our wholesale operations in the United States and Canada.

Through our multi-channel retail division, we sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand exclusively through our predominantly mall-based specialty retail stores in the United States, which we refer to as “Stores,” and through our catalog and website at www.fredericks.com, which we refer to collectively as “Direct.”  As of January 23, 2010, we operated 132 Frederick’s of Hollywood stores nationwide.

Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel to mass merchandisers, specialty and department stores, discount retailers, national and regional chains, and direct mail catalog marketers throughout the United States and Canada.

Recent Events

Debt Exchange and Preferred Stock Conversion Agreement

On February 1, 2010, we entered into a Debt Exchange and Preferred Stock Conversion Agreement (“Exchange and Conversion Agreement”) with Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2, and Fursa Master Global Event Driven Fund L.P (collectively, “Fursa”), the holders of approximately $14.3 million principal amount of our long term debt outstanding including accrued interest (the “Tranche C debt”) and approximately $8.8 million of our Series A preferred stock including accrued dividends (“Series A Preferred Stock”).  Pursuant to the Exchange and Conversion Agreement, Fursa agreed to exchange and convert the entire $14.3 million principal amount and accrued interest of the Tranche C debt and all $8.8 million of their outstanding shares of Series A Preferred Stock and accrued dividends into shares of our common stock at an effective price of approximately $2.66 per share.  Upon the closing of the transaction, we will also issue to Fursa three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock).

The consummation of the transaction is subject to shareholder approval at our annual meeting of shareholders to be held on May 12, 2010.  We expect to consummate the transaction as soon as practicable once shareholder approval is obtained.  Pursuant to the Agreement, Fursa has agreed to “sterilize” their vote by committing to vote the shares of our common stock and Series A Preferred Stock held by Fursa on the date of the Agreement in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by Fursa.  Additionally, as described below, on March 16, 2010, we issued an aggregate of 2,907,051 shares of our common stock in a private placement to accredited investors pursuant to the terms of a securities purchase agreement.  These investors agreed to appoint Thomas J. Lynch, our Chairman and Chief Executive Officer, or Thomas Rende, our Chief Financial Officer, to vote their shares purchased in the private placement at the meeting in connection with the Agreement.  Messrs. Lynch and Rende intend to vote these shares in favor of approval of the Exchange and Conversion Agreement.

Assuming the consummation of the transaction contemplated by the Exchange and Conversion Agreement occurs on May 18, 2010, the principal amount and accrued interest of the Tranche C debt and the outstanding shares of Series A Preferred Stock and accrued dividends will be converted into an aggregate of 8,664,373 shares of our common stock and we will issue Fursa immediately exercisable warrants to purchase an aggregate of 1,500,000 shares of our common stock.  Accordingly, Fursa’s beneficial ownership of our common stock will increase from approximately 33.0% to approximately 47.4%.

Pursuant to the terms of the Exchange and Conversion Agreement, we are registering for resale under this prospectus the shares of common stock that Fursa will receive upon exchange and conversion of the Tranche C debt and Series A Preferred Stock, together with the shares issuable upon exercise of the warrants to be issued to Fursa.  As there are no further conditions to the consummation of the Exchange and Conversion Agreement that are within the control of Fursa, the shares of common stock and warrants to be issued pursuant to the Exchange and Conversion Agreement are expected to be issued promptly after our annual meeting of shareholders if shareholder approval of the Exchange and Conversion Agreement is obtained.

Private Placement

On March 16, 2010, we completed a private placement of 2,907,051 shares of our common stock at $1.05 per share, raising total gross proceeds of approximately $3,050,000 (the “Private Placement”).  The investors in the Private Placement also received two-and-a-half year Series A warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.25 per share, and five-year Series B warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.55 per share.

Avalon Securities Ltd. (“Avalon”) acted as placement agent in the Private Placement.  Upon the closing of the Private Placement, we paid Avalon approximately $198,000 in cash commissions and issued to Avalon and its designees warrants to purchase an aggregate of 218,030 shares of common stock at an exercise price of $1.21 per share.  Except for the exercise price, these warrants are identical to the Series B warrants issued to investors in the Private Placement.

We agreed to register for re-sale the shares of common stock received or to be received by the investors in the Private Placement, as well as Avalon and its designees. Those shares are registered for resale on a different prospectus.

Registration Rights Agreement

In connection with the consummation of our merger with FOH Holdings in January 2008, we entered into a registration rights agreement (“Registration Rights Agreement”) with Fursa, Tokarz Investments, LLC (“Tokarz Investments”) and TTG Apparel LLC (“TTG Apparel”). Pursuant to the Registration Rights Agreement, we agreed to register for resale the shares of our common stock held by these entities in certain situations.  This prospectus relates to the resale by such entities of their shares of our common stock.

Corporate Information

Our principal executive offices are located at 1115 Broadway, New York, New York 10010 and our telephone number is (212) 798-4700. Our retail division corporate office is located at 6255 Sunset Boulevard, Los Angeles, California 90028 and its telephone number is (323) 466-5151. Our retail website is www.fredericks.com and our corporate website is www.fohgroup.com. We do not intend for information contained in our websites to be a part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

General economic conditions, including continued weakening of the economy, may affect consumer purchases of discretionary items, which could adversely affect our sales.

The intimate apparel industry historically has been subject to cyclical variations, recessions in the general economy and future economic outlook.  Throughout fiscal year 2009 and the first six months of fiscal 2010, there was significant deterioration in the global financial markets and economic environment, which we believe negatively impacted consumer spending at many retailers, including us.  Our results are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments.  Consumer purchases of discretionary items, including our products, may decline during recessionary periods and at other times when disposable income is lower.  A continued or incremental downturn in the U.S. economy, an uncertain economic outlook or an expanded credit crisis could continue to adversely affect our business and our revenues and profits.

If we cannot compete effectively in the retail and wholesale apparel industries, our business, financial condition and results of operations may be adversely affected.

The intimate apparel industry is highly competitive, both on the retail and wholesale levels.  Our retail division competes with a variety of retailers, including national department store chains, national and international specialty apparel chains, apparel catalog businesses and online apparel businesses that sell similar lines of merchandise.  Many of Frederick’s of Hollywood’s competitors have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies.  If we are unable to overcome these potential competitive disadvantages, such factors could have an adverse effect on our business, financial condition and results of operations.

The wholesale industry is characterized by a large number of small companies manufacturing and selling unbranded merchandise, and by several large companies which have developed widespread consumer recognition of the brand names associated with merchandise manufactured and sold by these companies.  In addition, some of the larger retailers to whom our wholesale division has historically sold its products have sought to expand the development and marketing of their own brands and to obtain intimate apparel products directly from the same or similar sources from which our wholesale division obtains its products.  Many of these companies have greater financial, technical and sourcing capabilities than we do.  If our wholesale division does not continue to provide high quality products and reliable services on a timely basis at competitive prices, we may not be able to continue to compete in the wholesale intimate apparel industry.  If we are unable to compete successfully, we could lose one or more of our significant customers which, if not replaced, could negatively impact sales and have an adverse effect on our business, financial condition and results of operations.

The failure to successfully order and manage inventory to reflect customer demand and anticipate changing consumer preferences and buying trends may adversely affect our revenue and profitability.

Our success depends, in part, on management’s ability to anticipate and respond effectively to rapidly changing fashion trends and consumer tastes and to translate market trends into appropriate, saleable product offerings.  Generally, merchandise must be ordered well in advance of the applicable selling season and the extended lead times may make it difficult to respond rapidly to new or changing product trends or price changes.  If we are unable to successfully anticipate, identify or react to changing styles or trends and we misjudge the market for our products or our customers’ purchasing habits, then our product offerings may be poorly received by the ultimate consumer and may require substantial discounts to sell, which would reduce sales revenue and lower profit margins.  In addition, we will incur additional costs if we need to redesign our product offerings.  Brand image also may suffer if customers believe that we are unable to offer innovative products, respond to the latest fashion trends, or maintain product quality.

Our inability to consummate a financing for the amount and within the time period required under our financing agreement with our senior lender, absent a waiver of such requirement, will constitute an event of default under our senior revolving credit facility.

In September and October 2009, we amended our revolving credit facility with our senior lender to provide for a $2.0 million bridge facility to be repaid upon the earlier of August 1, 2010 and the consummation of a financing in which we receive net proceeds of at least $4.4 million.  We did not receive that amount in the Private Placement.  Unless we receive the amount of proceeds required by our credit facility by August 1, 2010, we will be in violation of a covenant under our credit facility.  If such violation is not waived by our senior lender, it will constitute an event of default.

We are required to raise additional financing under our senior revolving credit facility and may not be able to obtain it on favorable terms, or at all, which, in addition to violating a covenant under our credit facility, could limit our ability to operate and dilute the ownership interests of existing shareholders.

Since the Private Placement did not yield net proceeds of at least $4.4 million, we are required to raise additional funds under our senior credit facility.  We cannot be certain that we will be able to obtain such additional financing on favorable terms, or at all.  Further, if we obtain additional funding through the issuance of equity, shareholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock.  Future financings may place restrictions on how we operate our business.  If we cannot raise funds on acceptable terms, if and when needed, we may be required to curtail our operations significantly, which could adversely affect our business.

We depend on key personnel and we may not be able to operate and grow the business effectively if we lose the services of any key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the continuing service of key personnel and the hiring of other qualified employees.  In particular, we are dependent upon the management and leadership of Thomas J. Lynch, our Chairman and Chief Executive Officer, Linda LoRe, our President, and Thomas Rende, our Chief Financial Officer. The loss of any of them or other key personnel could affect our ability to operate the business effectively.

Our retail division historically has depended on a high volume of mall traffic, the lack of which would hurt our business.

Most Frederick’s of Hollywood stores are located in shopping malls.  Sales at these stores are influenced, in part, by the volume of mall traffic.  Frederick’s of Hollywood stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of its stores and the continuing popularity of malls as shopping destinations.  A decline in the desirability of the shopping environment of a particular mall, whether due to the closing of an anchor tenant or competition from non-mall retailers, or recessionary economic conditions that consumers have been experiencing, could reduce the volume of mall traffic, which could have an adverse effect on our business, financial condition and results of operations.

If leases for Frederick’s of Hollywood stores cannot be negotiated on reasonable terms, our growth and profitability could be harmed.

The growth in our retail division’s sales is significantly dependent on management’s ability to operate retail stores in desirable locations with capital investments and lease costs that allow for the opportunity to earn a reasonable return.  Desirable locations and configurations may not be available at a reasonable cost, or at all.  If we are unable to renew or replace our store leases or enter into leases for new stores on favorable terms, our growth and profitability could be harmed.

Our wholesale business historically has been concentrated on one key customer, and a significant decrease in business from or the loss of this key customer could substantially reduce revenues.

Sales to Walmart accounted for approximately 32% of wholesale sales for the fiscal year ended July 25, 2009 and approximately 2% of wholesale sales for the six months ended January 23, 2010.  We do not have a long-term contract with Walmart and, therefore, our wholesale business is subject to significant unpredictable increases and decreases in sales depending upon the size and number of orders we receive from Walmart.  We experienced a significant decrease in Walmart business during fiscal year 2009 and the first half of fiscal year 2010, which impacted our revenues.  Our inability to increase our Walmart orders during the remainder of fiscal year 2010 and beyond could have a material adverse effect on our business, financial condition and results of operations.

The extent of our foreign sourcing and manufacturing may adversely affect our business, financial condition and results of operations.

Substantially all of our products are manufactured outside the United States.  As a result of the magnitude of foreign sourcing and manufacturing, our retail and wholesale businesses are subject to the following risks:

•
political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished product;

•
the imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries, including China, where we conduct business;

•	the imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the U.S. dollar against foreign currencies;

•	restrictions on the transfer of funds to or from foreign countries; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling, manufacturing or acquiring products from foreign suppliers, our operations could be disrupted until alternative suppliers are found, which could negatively impact our business, financial condition and results of operations.

Our wholesale business operates on very tight delivery schedules.  If there are delays and expected delivery dates cannot be met, it could negatively affect our profitability.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our wholesale customers may cancel their orders or request a reduced price for the delivery of their orders.  If orders are canceled, it would result in an over-inventoried position and require the sale of inventory at low or negative gross profits, which would reduce our profitability.  We may also incur extra costs to meet customer delivery dates, which would also reduce our profitability.

Any disruptions at our distribution centers could materially affect our ability to distribute products, which could lead to a reduction in our revenue and/or profits.

Our distribution centers in Phoenix, AZ and Poplarville, MS serve our retail and wholesale customers. There is no backup facility or any alternate distribution arrangements in place.  If we experience disruptions at either of our distribution centers that impede the timeliness or fulfillment of the products to be distributed, or either distribution center is partially or completely destroyed, becomes inaccessible, or is otherwise not fully usable, whether due to unexpected circumstances such as weather conditions or disruption of the transportation systems or uncontrollable factors such as terrorism and war, it would have a material adverse effect on our ability to distribute products, which in turn would have a material adverse effect on our business, financial condition and results of operations.

The failure to upgrade information technology systems as necessary could have an adverse effect on our operations.

Some of our information technology systems, which are primarily utilized to manage information necessary to price and ship products, manage production and inventory and generate reports to evaluate business operations, are dated and are comprised of multiple applications, rather than one overarching state-of-the-art system. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality.  If we are unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on our business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through our Frederick’s of Hollywood e-commerce website and call centers require us to receive and store a large amount of personally identifiable data.  This type of data is subject to legislation and regulation in various jurisdictions.  We may become exposed to potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data.  Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

Our collection and remittance of sales and use tax may be subject to audit and may expose us to liabilities for unpaid sales or use taxes, interest and penalties on past sales.

We sell Frederick’s of Hollywood products through three channels: retail specialty stores, mail order catalogs and our e-commerce website.  We have historically operated these channels separately and account for sales and use tax separately.  Currently, our mail order and e-commerce subsidiaries collect and pay sales tax to the relevant state taxing authority on sales made to residents in any state in which we have a physical presence.  Our retail subsidiaries are periodically audited by state government authorities.  It is possible that one or more states may disagree with our method of assessing and remitting these taxes, including sales tax on catalog and e-commerce sales.  We expect to challenge any and all future assertions by state governmental authorities or private litigants that we owe sales or use tax, but we may not prevail.  If we do not prevail, we could be held liable for additional sales and use taxes, interest and penalties which could have an adverse effect on our profitability.

We could be sued for trademark infringement, which could force us to incur substantial costs and devote significant resources to defend the litigation.

We use many trademarks and product designs in our businesses and believe these trademarks and product designs are important to our business, competitive position and success.  As appropriate, we rely on trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs.  Third parties may sue us for alleged infringement of their proprietary rights.  The party claiming infringement might have greater resources than us to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend the litigation.  Moreover, if the party claiming infringement were to prevail, we could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

If we cannot protect our trademarks and other proprietary intellectual property rights, our business may be adversely affected.

We may experience difficulty in effectively limiting unauthorized use of our trademarks and product designs worldwide, which may cause significant damage to our brand name and our ability to effectively represent ourselves to our agents, suppliers, vendors and/or customers.  We may not be successful in enforcing our trademark and other proprietary rights and there can be no assurance that we will be adequately protected in all countries or that we will prevail when defending our trademark and proprietary rights.

Our stock price has been highly volatile.

The trading price of our common stock has been highly volatile.  During the quarter ended January 23, 2010, the closing sale prices of our common stock on the NYSE Amex ranged from $1.08 to $1.56 per share and the closing sale price of our common stock on April 9, 2010 was $1.15 per share.  Since the closing date of the merger on January 28, 2008, our stock price closed at a high of $4.10 on January 29, 2008 and a low of $0.14 on March 3, 2009.  Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	general economic conditions;

•	sales of a substantial amount of our common stock; and

•	other events or factors that are beyond our control.

Any negative change in the public’s perception of the prospects of the retail industry could further depress our stock price regardless of our results.  Other broad market fluctuations may lower the trading price of our common stock.  Following significant declines in the market price of a company’s securities, securities class action litigation may be instituted against that company.  Litigation could result in substantial costs and a diversion of management’s attention and resources.

There will be a significant number of shares of common stock eligible for sale, which could depress the market price of our stock.

Following the effective date of the registration statements covering the shares of common stock issued in the Private Placement, pursuant to the Exchange and Conversion Agreement and the Registration Rights Agreement, a large number of shares of common stock will be available for sale in the public market.  This could harm the market price of our stock.  Further, shares may be offered from time to time in the open market pursuant to Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), and these sales may depress the market for our common stock.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “management expects” or “we expect,” “will continue,” “is anticipated,” “estimated,” “believes,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “may,” or “should” or other variations or similar words are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on any such forward-looking statements.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.

Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  In assessing forward-looking statements contained herein, readers are urged to carefully read those statements.  Among the factors that could cause actual results to differ materially are: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth; increases of costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; and foreign government regulations and risks of doing business abroad.

A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 3 of this Prospectus.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of these shares; however, we may receive payment in cash upon exercise of warrants held by such selling shareholders. We expect to use any cash proceeds received from the exercise of the warrants, if any, for general working capital purposes.  We will also immediately retire, without the payment of additional consideration, $14.3 million principal amount and accrued interest of the Tranche C debt and $8.8 million of Series A Preferred Stock and accrued dividends that are being exchanged and converted for shares of our common stock as described in this prospectus.

SELLING SHAREHOLDERS

The following table provides certain information with respect to the selling shareholders’ beneficial ownership of our common stock after the consummation of the transaction contemplated by the Exchange and Conversion Agreement (assuming a May 18, 2010 closing date) and as adjusted to give effect to the sale of all of the shares offered by this prospectus. Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the selling shareholders possesses sole voting and investment power with respect to the securities shown.

The percentage of beneficial ownership before the offering indicated below is based on 38,001,082 shares of our common stock outstanding after the consummation of the transaction contemplated by the Exchange and Conversion Agreement (assuming a May 18, 2010 closing date), which is comprised of 29,336,709 shares of our common stock outstanding on April 9, 2010 plus 8,664,373 shares of our common stock to be issued in the transaction.

	Beneficial Ownership Before Offering			Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Shares		Percent	Hereby	Shares	Percent
Fursa Master Global Event Driven Fund LP(1)	12,512,174	(2)	32.0%	12,512,174	0	0%
Fursa Master Rediscovered Opportunities Fund L.P.(1)	3,735,553	(3)	9.7%	3,735,553	0	0%
Blackfriars Master Vehicle LLC – Series 2(1)	1,723,419	(4)	4.5%	1,723,419	0	0%
Fursa Capital Partners LP(1)	897,725	(5)	2.4%	897,725	0	0%
Tokarz Investments, LLC(6)	8,704,515	(7)	22.7%	8,704,515	0	0%
TTG Apparel, LLC(6)	1,766,322		4.6%	1,766,322	0	0%

(1)
Fursa Alternative Strategies, LLC (“Fursa”) may be deemed to beneficially own these shares on behalf of the above-referenced private affiliated investment funds and separately managed accounts over which Fursa exercises discretionary investment authority.  William F. Harley, Chief Investment Officer of Fursa, exercises voting and dispositive power over shares beneficially owned by Fursa.  Mr. Harley also is a member of our board of directors.

(2)
Includes (a) 317,538 shares of common stock issuable upon exercise of currently exercisable warrants, (b) 4,825,148 shares of common stock to be issued upon exchange and conversion of the Tranche C debt and Series A Preferred Stock pursuant to the Exchange and Conversion Agreement and (c) 835,343 shares of common stock issuable upon exercise of warrants to be issued upon consummation of the transaction contemplated by the Exchange and Conversion Agreement.  These securities are subject to a Pledge Agreement between Fursa Master Global event Driven Fund LP and Scotia Capital (USA) Inc.

(3)
Includes (a) 2,237,384 shares of common stock to be issued upon exchange and conversion of the Tranche C debt and Series A Preferred Stock pursuant to the Exchange and Conversion Agreement and (b) 387,342 shares of common stock issuable upon exercise of warrants to be issued upon consummation of the transaction contemplated by the Exchange and Conversion Agreement.

(4)
Includes (a) 1,102,609 shares of common stock to be issued upon exchange and conversion of the Tranche C debt and Series A Preferred Stock pursuant to the Agreement and (b) 190,887 shares of common stock issuable upon exercise of warrants to be issued upon consummation of the transaction contemplated by the Exchange and Conversion Agreement .

(5)
Includes  (a) 499,232 shares of common stock to be issued upon exchange and conversion of the Tranche C debt and Series A Preferred Stock pursuant to the Agreement and (b) 86,428 shares of common stock issuable upon exercise of warrants to be issued upon consummation of the transaction contemplated by the Exchange and Conversion Agreement ..

(6)	Michael T. Tokarz is the sole controlling person and manager of each of TTG Apparel and Tokarz Investments.

(7)	Includes 317,538 shares of common stock issuable upon exercise of warrants.

Each selling shareholder provided us with information with respect to its share ownership.  Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by each selling shareholder upon resale of shares of common stock being registered hereby.  We have, therefore, assumed for the purposes of the registration statement related to this prospectus that the selling shareholders will sell all of their shares.  See “Plan of Distribution.”

Debt Exchange and Preferred Stock Conversion Agreement

At the closing of our merger with FOH Holdings in January 2008, we, Fursa and FOH Holdings entered into a debt conversion agreement, pursuant to which a $7.5 million portion of the term loan owed by FOH Holdings and its subsidiaries to Fursa was cancelled in exchange for the issuance of an aggregate of 3,629,325 shares of our Series A Preferred Stock.  The Fursa term loan originated in January 2003 from a term loan made to FOH Holdings and its subsidiaries and the conversion of certain pre-petition claims against FOH Holdings and certain of its subsidiaries upon their emergence from bankruptcy.  After the closing of the merger, the principal balance remaining due on the term loan was approximately $12,192,000.  This remaining portion of the term loan is referred to in this prospectus as the Tranche C debt.

The Tranche C debt bears interest at the fixed rate of 7% per annum, with 1% payable in cash monthly in arrears and 6% paid in kind monthly in arrears and added to the outstanding principal balance.  No payment of principal is required until the maturity date of July 28, 2012, at which time the outstanding principal is payable in full.  The Tranche C debt is secured by substantially all of our assets and is second in priority to our senior credit facility with Wells Fargo Retail Finance II, LLC.

On February 1, 2010, we entered into the Exchange and Conversion Agreement with Fursa, pursuant to which Fursa agreed to exchange and convert the entire $14.3 million principal amount and accrued interest of the Tranche C debt and all $8.8 million of their outstanding shares of Series A Preferred Stock and accrued dividends into shares of our common stock at an effective price of approximately $2.66 per share.  Upon the closing of the transaction, we will also issue to Fursa three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock).

The consummation of the transaction is subject to shareholder approval at our annual meeting of shareholders to be held on May 12, 2010.  We expect to consummate the transaction as soon as practicable once shareholder approval is obtained.  Assuming the consummation of the transaction contemplated by the Exchange and Conversion Agreement occurs on May 18, 2010, the principal amount and accrued interest of the Tranche C debt and the outstanding shares of Series A Preferred Stock and accrued dividends will be converted into an aggregate of 8,664,373 shares of our common stock and we will issue Fursa immediately exercisable warrants to purchase an aggregate of 1,500,000 shares of our common stock.

Pursuant to the terms of the Exchange and Conversion Agreement, we are registering for resale under this prospectus the shares of common stock that Fursa will receive upon exchange and conversion of the Tranche C debt and Series A Preferred Stock, together with the shares issuable upon exercise of the warrants to be issued to Fursa.  As there are no further conditions to the consummation of the Exchange and Conversion Agreement that are within the control of Fursa, the shares of common stock and warrants to be issued pursuant to the Exchange and Conversion Agreement are expected to be issued promptly after our annual meeting of shareholders if shareholder approval of the Exchange and Conversion Agreement is obtained.

Registration Rights Agreement

Prior to our merger with FOH Holdings in January 2008, Fursa and Tokarz were the sole stockholders of FOH Holdings.  In connection with the merger, (a) we issued to Fursa and Tokarz Investments an aggregate of 11,844,591 shares of common stock in exchange for all of FOH Holdings’ outstanding common stock; and (b) we raised $20 million of gross proceeds through (i) the issuance of an aggregate of 752,473 shares of common stock upon exercise by our shareholders of non-transferable subscription rights to purchase shares of common stock (the “Rights Offering”) and (ii) the issuance of an aggregate of 4,929,346 shares of common stock not subscribed for by our shareholders in the Rights Offering that were purchased on an equal basis by Fursa and Tokarz Investments, who acted as standby purchasers (the “Standby Purchase”).  As sole consideration for their commitments in connection with the Standby Purchase, we issued warrants to Fursa and Tokarz Investments representing the right to purchase an aggregate of 635,076 shares of common stock.

Prior to the merger, FOH Holdings had a management fee arrangement with Tokarz Investments and Fursa, whereby Tokarz Investments and Fursa received a combined annual management fee of $200,000.  The management fee arrangement ended as of January 28, 2008, the closing date of the merger.

At the closing of the merger, we entered into the Registration Rights Agreement with Fursa (on its behalf and on behalf of certain accounts it manages), Tokarz Investments and TTG Apparel. Subject to the specific conditions, these holders are allowed to request that we prepare a registration statement with respect to an underwritten offering of their shares of our common stock up to two times. In connection with any such requested registration, we will select the underwriters for such registration, subject to the reasonable consent of the requesting party, and we may preempt such a demand to register shares if we elect to effect an underwritten primary registration in lieu thereof.  The holders are also allowed to include their shares of our common stock on registration statements effected by us pursuant to certain “piggyback” registration rights. This prospectus also relates to the resale by Fursa, Tokarz Investments and TTG Apparel of their shares of our common stock pursuant to the Registration Rights Agreement.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If any of the selling shareholders is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling shareholder will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended July 25, 2009 have been so incorporated in reliance on the reports of MHM Mahoney Cohen CPAs (The New York Practice of Mayer Hoffman McCann P.C.) and 25 MAD LIQUIDATION CPA, P.C. (formerly known as Mahoney Cohen & Company, CPA, P.C.), each an independent registered public accounting firm, with respect to the fiscal year given on the authority of said firm as experts in auditing and accounting

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, we make available on or through our corporate web site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our corporate web site can be found at www.fohgroup.com.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	our Annual Report on Form 10-K for the fiscal year ended July 25, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K on Form 10-K/A for the year ended July 25, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 24, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 23, 2010;

•	our Current Report on Form 8-K dated October 23, 2009;

•	our Current Report on Form 8-K dated November 25, 2009;

•	our Current Report on Form 8-K dated December 8, 2009;

•	our Current Report on Form 8-K dated February 1, 2010;

•	our Current Report on Form 8-K dated March 9, 2010;

•	our Current Report on Form 8-K dated March 16, 2010;

•	our Definitive Proxy Statement on Schedule 14A dated April 6, 2010; and

•
the description of our common stock contained in our Registration Statement on Form S-14 (File No. 2-70365), filed with the SEC pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

Potential investors may obtain a copy of our SEC filings without charge by written or oral request directed to Frederick’s of Hollywood Group Inc., Attention: Thomas Rende, 1115 Broadway, New York, New York 10010, (212) 798-4700.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by Frederick’s of Hollywood Group Inc. in connection with the issuance and distribution of the securities being registered hereby. All of the amounts shown are estimated except the SEC registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

SEC registration fee	$2,447
Legal fees and expenses	10,000
Accounting fees and expenses	2,000
Miscellaneous expenses	553
Total	$15,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Article 7 of the New York Business Corporation Law (“NYBCL”), indemnify any and all persons whom we shall have power to indemnify under said Article.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders find that the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. Our certificate of incorporation contains a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

Pursuant to employment agreements with certain of our executives, we are obligated to indemnify each executive and hold the executive harmless against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys’ fees) and liabilities (other than settlements to which we do not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by the executive in connection with any claim, action, proceeding or investigation brought against or involving the executive with respect to, arising out of or in any way relating to the executive’s employment with us or service as an officer; provided, however, that we are not required to indemnify the executive for Losses incurred as a result of the executive’s intentional misconduct or gross negligence (other than matters where the executive acted in good faith and in a manner the executive reasonably believed to be in and not opposed to our best interests).  We also agreed to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the executive in connection with any such claim, action, proceeding or investigation, provided the executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)         That, for purposes of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)         Any other communication that is an offer in the offering made by the registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on April 15, 2010.

FREDERICK’S OF HOLLYWOOD GROUP, INC

By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
By:	*	Chairman of the Board and Chief Executive Officer	April 15, 2010
	Thomas J. Lynch	(Principal Executive Officer)

By:	/s/ Thomas Rende	Chief Financial Officer (Principal Financial Officer	April 15, 2010
	Thomas Rende	and Principal Accounting Officer)

By:	*	President and Director	April 15, 2010
Linda LoRe

By:	*	Director	April 15, 2010
Peter Cole

By:	*	Director	April 15, 2010
John Eisel

By:	*	Director	April 15, 2010
William F. Harley

By:	*	Director	April 15, 2010
Michael Salberg

By:	*	Director	April 15, 2010
Joel Simon

By:	*	Director	April 15, 2010
Milton J. Walters

*By:	/s/ Thomas Rende
Thomas Rende,
as Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Graubard Miller.*

10.1
Registration Rights Agreement, dated as of January 28, 2008, by and among the Company, Fursa, Tokarz Investments and TTG Apparel LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on February 1, 2008).

10.2
Debt Exchange and Preferred Stock Conversion Agreement, dated as of February 1, 2010, among the Company, Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2 and Fursa Master Global Event Driven Fund L.P. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 5, 2010).

10.3
Form of Warrant to be issued to Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2 and Fursa Master Global Event Driven Fund L.P. (incorporated by reference to Exhibit A of Exhibit 10.1 of the Company’s Form 8-K filed on February 5, 2010).

23.1	Consent of MHM Mahoney Cohen CPAs (The New York Practice of Mayer Hoffman McCann P.C.)*

23.2	Consent of 25 MAD LIQUIDATION CPA, P.C. (formerly known as Mahoney Cohen & Company, CPA, P.C.)*

23.3	Consent of Graubard Miller (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to the registration statement).**

*	Filed herewith
**	Previously filed.